Exhibit 21.1

Subsidiaries of Quintana Energy Services Inc.

Entity	State of Formation
Quintana Energy Services LLC	Delaware
QES Directional Drilling, LLC	Delaware
Q Consolidated Well Services, LLC	Delaware
QES Pressure Control LLC	Oklahoma
QES Wireline LLC	Texas
QES Intermediate LLC	Delaware
QES Management LLC	Delaware
CIS-Oklahoma, LLC	Delaware
QES Pressure Pumping LLC	Delaware
Oklahoma Oilwell Cementing Company	Oklahoma
Consolidated OWS Management, Inc.	Delaware
Centerline Trucking, LLC	Delaware
Twister Drilling Tools, LLC	Delaware
Q Directional MGMT, Inc.	Delaware